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                                                                  EXHIBIT 2.I.26

                                  PURCHASE NOTE


                                                                  March 13, 2001

$2,198,866.59

         FOR VALUE RECEIVED, the undersigned, Adam Blumenthal (the "Optionee"), hereby promises to pay to AMERICAN CAPITAL STRATEGIES, LTD., and its successors and assigns (the "Holder"), the principal sum of TWO MILLION ONE HUNDRED NINETY-EIGHT THOUSAND EIGHT HUNDRED SIXTY-SIX AND 59/100 DOLLARS
($2,198,866.59), with interest thereon, on the terms and conditions set forth in the Exercise Agreement (as defined herein).

         Payments of the principal of and interest on this Note are to be made in lawful money of the United States of America by check mailed and addressed to the Holder hereof at the address shown in the Exercise Agreement or such other address as may be provided thereunder.

         Notwithstanding any provision to the contrary in this Note, the Exercise Agreement or any other agreement, the Optionee shall not be required to pay, and the Holder shall not be permitted to contract for, take, reserve, charge or receive, any compensation which constitutes interest under applicable law in excess of the maximum amount of interest permitted by law.

         This Note is the Purchase Note (herein called the "Note") issued pursuant to the Stock Option Exercise Agreement, dated as of March 13, 2001 (as from time to time amended, the "Exercise Agreement"), between the Holder and the Optionee and is entitled to the benefits thereof. All terms used herein shall have the meanings ascribed to them in the Exercise Agreement.

         If an Event of Default as defined in the Exercise Agreement occurs and is continuing, the unpaid principal of this Note shall become due and payable in the manner, at the price and with the effect provided in the Exercise Agreement.

         This Note and the rights and obligations of the parties hereto shall be deemed to be contracts under the laws of the State of Maryland and for all purposes shall be governed by and construed and enforced in accordance with the laws of said State, except for its rules relating to the conflict of laws.

         IN WITNESS WHEREOF, this Note is delivered as of the date set forth above.




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